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                                                                 Exhibit 3.2.1

                  AMENDMENT TO AMENDED AND RESTATED BYLAWS

    NOW THEREFORE, BE IT RESOLVED, that Section 3 of Article II of the Corporation's Amended and Restated Bylaws ("Bylaws") shall be deleted in its entirety and the following substituted therefor as follows:

    "SECTION 3. SPECIAL MEETINGS. Special meetings of the stockhoders may be called at any time by the Board of Directors or the Chairman of the Board, if one shall have been elected, or the President, by the holders of 25% or more of the outstanding Common Stock, or upon the request of any two members of the Board of Directors of the Corporation."

    RESOLVED FURTHER, that the Secretary of the Corporation is hereby authorized to enter the Amendment to the Bylaws in the Corporation's minute book together with the Secretary's Certificate.

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                           SECRETARY'S CERTIFICATE

    The attached Amendment to the Amended and Restated Bylaws was adopted by resolution of the directors of Apollo International of Delaware, Inc. dated as of and effective April 25, 1997.



                                            /s/ Christine Clewes
                                            ---------------------
                                            Christine Clewes
                                            Secretary